Exhibit 99.1
Contact:

Investors & Analysts:	David Farwell (415) 733-4040	Media:	Tony Mitchell (212) 297-9828
	dfarwell@abm.com		tony.mitchell@abm.com
For Immediate Release
ABM INDUSTRIES ANNOUNCES THIRD QUARTER FISCAL 2008
FINANCIAL RESULTS
Company Achieves 86% Increase in Operating Profit Over Year-Ago Quarter
ABM to Sell Amtech Lighting
NEW YORK, NY — September 4, 2008 — ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor, today reported sales and other income of $930.6 million for the third quarter of fiscal 2008, up 34.7% from $690.9 million in the third quarter of fiscal 2007. Operating profit for the third quarter of fiscal 2008 was $29.9 million compared to $16.1 million for the prior year third quarter. Net income for the third quarter of fiscal 2008, which includes the effects of discontinued operations, was $16.4 million ($0.32 per diluted share) for the third quarter of fiscal 2008, up 36.8% from $12.0 million ($0.24 per diluted share) for the prior year third quarter.
On August 29, 2008, the Company entered into an agreement to sell substantially all of the operating assets of its Amtech Lighting Services business to Sylvania Lighting Services, a subsidiary of OSRAM SYLVANIA. Proceeds from the sale of the lighting business, as well as amounts anticipated to be realized over time from retained assets, primarily accounts receivable, are expected to yield approximately $70 million to $75 million for the Company. The Amtech Lighting Services business is presented as discontinued operations.
The Company’s adjusted operating profit increased 37.1% to $28.8 million in the third quarter of fiscal 2008, from $21.0 million in the third quarter of fiscal 2007. Adjusted operating profit excludes several items affecting comparability, including a benefit from the reduction in self-insurance reserves relating to prior years in the third quarter of fiscal 2008, partially offset by expenses associated with corporate initiatives and the integration of OneSource. (See “ABM Industries Incorporated Reconciliation of Operating Profit to Adjusted Operating Profit” in the accompanying financial tables.)
“During the third quarter, we continued to experience growth in revenue and operating profit in our janitorial, parking, security and engineering segments,” said Henrik Slipsager, ABM’s president and chief executive officer. “Despite weakness in certain regions and economic sectors, we achieved 4% organic growth in revenue, 86% growth in operating profit, due primarily to achieving $9.9 in million in cost-saving synergies with the acquisition of OneSource, and we reduced outstanding debt by approximately $17 million in the quarter. We also expect to achieve a further reduction in taxes paid of $3 million to $5 million beyond the $14 million in annual tax cost savings associated with the acquisition of OneSource. Our performance provides a clear measure of the success of our prior strategic actions to expand our geographic footprint and broaden our customer base, which has resulted in a stronger, more resilient company. With the successful acquisition of OneSource, we are able to better capitalize on growth opportunities across all our segments and minimize the impact of economic slowing in any individual region.”
Slipsager concluded, “We decided to sell our lighting business after careful consideration of the best use of our resources and its strategic fit with our long-term goals. We are pleased that this divestiture will allow us to focus on our core businesses and improve our return on assets.”
The Company reported operating profit for the nine months ended July 31, 2008 of $73.7 million on sales and other income of $2.7 billion, compared to $53.1 million on sales and other income of $2.0 billion in the same period last year. Net income for the nine months ended July 31 2008, which includes the effects of discontinued operations, was $33.9 million ($0.66 per diluted share), compared to $37.4 million ($0.74 per diluted share) for the first nine months of fiscal 2007. The decrease in net income was primarily attributable to higher interest costs in 2008, due to the OneSource acquisition, and the goodwill impairment charge related to Amtech Lighting Services recorded in the second quarter. Excluding items affecting comparability, the Company’s adjusted operating profit increased 49.4% to $72.9 million in the first nine months of fiscal 2008 from $48.8 million in the same period last year. (See “ABM Industries Incorporated Reconciliation of Operating Profit to Adjusted Operating Profit” in the accompanying financial tables.)
Guidance

Acknowledging a general decline in discretionary spending in some customer sectors and regions, the Company is narrowing its net income from continuing operations per diluted share guidance for fiscal year 2008 to $1.00 to $1.05, and expects adjusted net income from continuing operations per diluted share for fiscal of $1.10 to $1.15. The net income from continuing operations per diluted share guidance excludes the Amtech Lighting Services business, which is presented as discontinued operations.
A reconciliation of the 2008 guidance of net income from continuing operations per diluted share to adjusted net income from continuing operations is included in the table below titled: “ABM Industries Incorporated 2008 Guidance Reconciliation of Net Income from Continuing Operations per Diluted Share to Adjusted Net Income from Continuing Operations per Diluted Share.”
Conference Call
On Friday, September 5, 2008 at 9:00 a.m. (EDT), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik C. Slipsager, and Executive Vice President and Chief Financial Officer James S. Lusk. The webcast will be accessible at: http://investor.shareholder.com/media/eventdetail.cfm?eventid=58717&CompanyID=ABM&e=1&mediaKey=C3DA5 A2F31A40959E5A7664D2A8BEF5D. (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)
Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required.
Following the call, the webcast will be available on the company’s website at this URL for a period of one year.

In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call 877-856-1965 within fifteen minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing 888-203-1112, and then entering ID #5227241.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2007 revenues in excess of $2.8 billion and more than 105,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities across the United States as well as Puerto Rico and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. In addition, the financial results reported in this release continue to be subject to adjustment until filing of the Company’s quarterly report on Form 10-Q for the quarter ended July 31, 2008. Any number of factors could cause the Company’s actual results to differ materially from those anticipated in the remainder of the year. These risks and uncertainties include, but are not limited to: (1) diversion of management focus from operations as a result of the OneSource and other acquisitions or the failure to timely realize anticipated cost savings and synergies or at all; (2) functional delays and resource constraints from the Company’s transition to new information technology systems; (3) disruption in functions affected by the transition to a Shared Services Center and relocation of corporate headquarters from San Francisco to New York City; (4) the failure to sell the lighting business if certain conditions are not met or if the transaction has not closed by October 31, 2008, which could have a negative impact on the ability to retain employees in this business, as well as a loss of sales in the lighting business; (5) inability to collect accounts receivable retained by the Company in connection with the sale of its lighting business, which could result in the Company realizing less than anticipated in connection with the sale of the lighting business; (6) a change in the frequency or severity of claims against the Company, a deterioration in claims management, the cancellation or non-renewal of the Company’s primary insurance policies or a change in our customers’ insurance needs; (7) a change in estimated claims; (8) debt service requirements that cause expense variations and affect cash flow; (9) impairment of goodwill recognized on the OneSource or other acquisitions; (10) labor disputes that lead to a loss of sales or expense variations; (11) a decline in commercial office building occupancy and rental rates that lowers sales and profitability; (12) financial difficulties or bankruptcy of a major customer; (13) slowing of acquisition activity; (14) the loss of long-term customers; (15) intense competition that lowers revenue or reduces margins; (16) an increase in costs that the Company cannot pass on to customers; (17) natural disasters or acts of terrorism that disrupt the Company in providing services; (18) significant accounting and other control costs that reduce the Company’s profitability; and (19) other issues and uncertainties that may include: unanticipated adverse jury determinations, judicial rulings or other developments in litigation to which the Company is subject, new accounting pronouncements or changes in accounting policies, changes in U.S. immigration law that raise the Company’s administration costs, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital; and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information
To supplement ABM’s consolidated financial information, ABM has presented its third quarter operating profit for fiscal 2008 and 2007, and net income from continuing operations per diluted share for fiscal 2008 guidance, as adjusted, for items impacting comparability. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends and ABM’s marketplace performance. In addition, adjusted operating profit and adjusted net income from continuing operations per diluted share is among the primary indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for operating profit or net income from continuing operations per common share prepared in accordance with generally accepted accounting principles in the United States.
— FINANCIAL TABLES FOLLOWING —
###

Financial Schedules
GAAP Basis
(In thousands, except per share data)

BALANCE SHEET SUMMARY (UNAUDITED)

	July 31,	October 31,
	2008	2007

Assets
Cash and cash equivalents	$5,293	$136,192
Trade accounts receivable, net	482,110	349,195
Other current assets	132,192	99,332
Current assets of discontinued operations	74,041	58,171

Total current assets	693,636	642,890
Goodwill	545,261	234,177
Other intangibles, net	52,171	24,573
Other non-current assets	306,471	173,500
Non-current assets of discontinued operation	14,510	45,533

Total assets	$1,612,049	$1,120,673

Liabilities
Current liabilities	$360,432	$272,085
Current liabilities of discontinued operations	16,803	17,660
Non-current liabilities	597,371	220,995
Non-current liabilities of discontinued operations	—	4,175

Total liabilities	974,606	514,915

Stockholders’ Equity	637,443	605,758

Total liabilities and stockholders’ equity	$1,612,049	$1,120,673

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
	2008	2007

Net cash provided by continuing operating activities	13,791	23,026
Net cash provided by (used in) discontinued operating activities	1,787	(3,625)

Net cash provided by operating activities	$15,578	$19,401

Net cash used in continuing investing activities	(10,247)	(9,192)
Net cash provided by discontinued investing activities	189	32

Net cash used in investing activities	$(10,058)	$(9,160)

Proceeds from exercises of stock options	5,197	4,384
Dividends paid	(6,330)	(5,985)
Repayment of long-term borrowings	(16,500)	—

Net cash used in financing activities	$(17,633)	$(1,601)

	Nine Months Ended July 31,
	2008	2007

Net cash provided by (used in) continuing operating activities	30,653	(3,357)
Net cash provided by (used in) discontinued operating activities	5,883	(6,207)

Net cash provided by (used in) operating activities	$36,536	$(9,564)

Net cash used in continuing investing activities	(446,693)	(23,915)
Net cash provided by (used in) discontinued investing activities	174	(346)

Net cash used in investing activities	$(446,519)	$(24,261)

Proceeds from exercises of stock options	$12,985	$24,952
Dividends paid	(18,901)	(17,803)
Borrowings from line of credit	585,000	—
Repayment of long-term borrowings	(300,000)	—

Net cash provided by financing activities	$279,084	$7,149

INCOME STATEMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2008	2007	(Decrease)

Revenues
Sales and other income	$930,635	$690,942	34.7%
Expenses
Operating expenses and cost of goods sold	825,855	627,113	31.7%
Selling, general and administrative expenses	72,317	46,249	56.4%
Amortization of intangible assets	2,518	1,435	75.5%

Total operating expenses	900,690	674,797	33.5%

Operating profit	29,945	16,145	85.5%
Interest expense	3,338	105	NM *

Income from continuing operations before income taxes	26,607	16,040	65.9%
Provision for income taxes	10,263	4,403	133.1%

Income from continuing operations	16,344	11,637	40.4%
Income (loss) from discontinued operations, net of taxes	68	362	(81.2)%

Net Income	$16,412	$11,999	36.8%

Net Income Per Common Share — Basic
Income from continuing operations	$0.32	$0.23	39.1%
Income from discontinued operations	—	0.01	—

	$0.32	$0.24	33.3%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.32	$0.23	39.1%
Income from discontinued operations	—	0.01	—

	$0.32	$0.24	33.3%

* Not meaningful

Average Common And Common Equivalent Shares
Basic	50,653	49,845	1.6%
Diluted	51,650	51,134	1.0%

Dividends Declared Per Common Share	$0.125	$0.12	4.2%

	Nine Months Ended July 31,		Increase
	2008	2007	(Decrease)

Revenues
Sales and other income	$2,736,710	$2,032,362	34.7%
Expenses
Operating expenses and cost of goods sold	2,447,891	1,830,622	33.7%
Selling, general and administrative expenses	207,694	144,503	43.7%
Amortization of intangible assets	7,443	4,106	81.3%

Total operating expenses	2,663,028	1,979,231	34.5%

Operating profit	73,682	53,131	38.7%
Interest expense	11,928	333	NM *

Income from continuing operations before income taxes	61,754	52,798	17.0%
Provision for income taxes	23,839	16,963	40.5%

Income from continuing operations	37,915	35,835	5.8%
Income (loss) from discontinued operations, net of taxes	(4,065)	1,590	(355.7)%

Net Income	$33,850	$37,425	(9.6)%

Net Income Per Common Share — Basic
Income from continuing operations	$0.75	$0.73	2.7%
Income (loss) from discontinued operations	(0.08)	0.03	(366.7)%

	$0.67	$0.76	(11.8)%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.74	$0.71	4.2%
Income (loss) from discontinued operations	(0.08)	0.03	(366.7)%

	$0.66	$0.74	(10.8)%

* Not meaningful

Average Common And Common Equivalent Shares
Basic	50,388	49,332	2.1%
Diluted	51,278	50,541	1.5%

Dividends Declared Per Common Share	$0.38	$0.36	5.6%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2008	2007	(Decrease)

Sales and Other Income
Janitorial	$638,508	$408,923	56.1%
Parking	126,782	122,973	3.1%
Security	85,347	81,829	4.3%
Engineering	79,616	75,827	5.0%
Corporate	382	1,390	(72.5)%

	$930,635	$690,942	34.7%

Operating Profit
Janitorial	$31,678	$21,865	44.9%
Parking	5,464	4,838	12.9%
Security	2,068	1,937	6.8%
Engineering	5,523	4,174	32.3%
Corporate expenses	(14,788)	(16,669)	(11.3)%

Operating Profit from continuing operations	29,945	16,145	85.5%
Interest expense	(3,338)	(105)	—

Income from continuing operations before income taxes	$26,607	$16,040	65.9%

	Nine Months Ended July 31,		Increase
	2008	2007	(Decrease)

Sales and Other Income
Janitorial	$1,870,096	$1,208,667	54.7%
Parking	375,248	356,300	5.3%
Security	248,573	240,196	3.5%
Engineering	240,777	222,649	8.1%
Corporate	2,016	4,550	(55.7)%

	$2,736,710	$2,032,362	34.7%

Operating Profit
Janitorial	$82,464	$62,465	32.0%
Parking	13,717	15,845	(13.4)%
Security	4,933	2,603	89.5%
Engineering	13,335	10,144	31.5%
Corporate expenses	(40,767)	(37,926)	7.5%

Operating Profit from continuing operations	73,682	53,131	38.7%
Interest expense	(11,928)	(333)	—

Income from continuing operations before income taxes	$61,754	$52,798	17.0%

ABM Industries Incorporated
Reconciliation of Operating Profit to Adjusted Operating Profit
(in millions)

	Three months ended July 31,		Nine Months July 31,
	2008	2007	2008	2007
Reconciliation:
Operating Profit	$29.9	$16.1	$73.7	$53.1

Items Impacting Comparability:
Corporate Initiatives/OneSource Integration Expense	6.5	—	14.0	—
Insurance Adjustments	(7.6)	4.9	(14.8)	0.7
Gain on Lease Termination	—	—	—	(5.0)

	$(1.1)	$4.9	$(0.8)	$(4.3)

Adjusted Operating Profit	$28.8	$21.0	$72.9	$48.8

ABM Industries Incorporated
2008 Guidance Reconciliation of Net Income from Continuing Operations per Diluted Share to Adjusted Net Income from Continuing Operations per Diluted Share

	2008 Low Estimate	2008 High Estimate
	(per diluted share)
Net income from Continuing Operations per Diluted Share	$1.00	$1.05

Adjustments to Continuing Operations (a)	0.10	0.10

Adjusted Net income from Continuing Operations per Diluted Share	$1.10	$1.15

(a)	The adjustment to continuing operations includes: (i) costs associated with the implementation of a new payroll and human resources information system and the upgrade of the Company’s accounting system; (ii) the corporate move to New York; (iii) the transition of certain back office functions to the Company’s Shared Services Center in Houston, Texas; (iv) implementation costs associated with OneSource; and (v) a benefit from the reduction of insurance reserves related to prior years. The adjusted estimate is $0.10.